Exhibit 4.2

                       SECURED CONVERTIBLE PROMISSORY NOTE


$_____________                               Executed at: ___________, _________

                                                    Dated: _______________, 2003

         theglobe.com, inc. a Delaware corporation (the "Company"), the principal office of which is located at 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, for value received, hereby promises to pay to __________________ or its permitted assigns (the "Holder"), the sum of
________________________ Dollars ($____________), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest thereon at the rate of ten percent (10%) per annum, on the terms and conditions set forth hereinafter. This Note is issued in accordance with and is subject to the provisions of that certain Note Purchase Agreement between the Company and the Holder, among others, dated on or about May __, 2003 (the "Note Purchase Agreement"). For purposes of this Note, the holders of Notes representing at least a majority of the outstanding principal of all the Notes in the aggregate are referred to herein as the "Majority Holders"). Other defined terms used herein and not otherwise specifically defined herein shall have the same meanings as set forth in the Note Purchase Agreement.

         The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

         1. PRINCIPAL AND INTEREST. Except as provided herein and in Section 5 hereof, all payments under this Note shall be by cashier's check, wire transfer or other immediately available funds payable in United States currency. The principal hereof shall be due and payable in one (1) installment of ________________________ Dollars ($________) on the first anniversary of the date of this Note, or, upon the occurrence of an Event of Default (as hereinafter defined), when declared due and payable by the Holder; provided, however, that the Holder shall have the option to extend the maturity date for up to two successive one year periods by delivery of written notice to the Company at least thirty (30) days before the scheduled maturity date (as applicable, the "Maturity Date"). Accrued interest, at the rate mentioned above, shall be due and payable in arrears, semi-annually on the 1st day of _________, 2003 and on the Maturity Date (each, an "Interest Payment Date"), at which time all accrued and unpaid interest, together with the entire principal amount then outstanding hereunder, shall be due and payable in full; provided, however, that if the Holder shall have elected to extend the Maturity Date of the Note as provided below, that the Company shall make semi-annual payment of accrued interest during the period of such extension.

         At the option of the Holder, exercisable by written notice to the Company at least ten (10) days before the Interest Payment Date in question, the Holder may elect to have accrued interest paid in shares of the Common Stock, $.001 par value, of the Company (the "Common Stock"). Such written notice shall also include representations from the Holder as to such shares analogous to those set forth in Sections 5.2 through 5.8 of the Note Purchase Agreement. In the event the Holder so elects to receive such shares, the shares so issued shall be fully paid and non-assessable, restricted securities within the meaning of the Securities Act of 1933, as amended, and shall be valued for purposes of this section based upon the then "fair market value" of the

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Common Stock as of the Interest Payment Date in question. For purposes of this
Note, the "fair market value" of the Common Stock shall mean: (i) if the principal trading market for such securities is a national or regional securities exchange, the average closing price on such exchange for the thirty
(30) trading days immediately prior to the applicable Interest Payment Date; or
(ii) if sales prices for shares of Common Stock are reported by the NASDAQ National Market System (or a similar system then in use), the average last reported sales price so reported for the thirty (30) days immediately prior to the applicable Interest Payment Date; or (iii) if neither (i) nor (ii) above are applicable, and if bid and ask prices for shares of Common Stock are reported in the OTC Bulletin Board by NASDAQ (or, if not so reported, by the National Quotation Bureau or any successor service, including the BBX), the average of the high bid and low ask prices so reported for the thirty (30) trading days immediately prior to the applicable Payment Date. Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for the period in question, then that current market price shall be determined as of the latest thirty (30) day period for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the OTC Bulletin Board for 30 or more days immediately prior to the date in question, in which case the fair market value shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of the Company. In the event Common Stock is to issued in lieu of an interest payment, the Company shall issue and deliver to the Holder a certificate or certificates (bearing such legends as are required under applicable state and federal securities laws in the opinion of counsel to the Company) for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

         2. EVENTS OF DEFAULT. Each of the following events shall be deemed an Event of Default hereunder: (i) the Company fails to pay timely any of the principal amount due under any Note on the date the same becomes due and payable or any accrued interest due under the Note on the date the same becomes due and payable or within five (5) business days thereafter; (ii) the Company files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; (iii) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or (iv) the Company defaults on any of its obligations or breaches any of its representations, warranties or covenants in the Note Purchase Agreement or the Security Agreement and such breach remains uncured for a period of five (5) business days after notice thereof from the Majority Holders.

         Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall: at the option of the Holder in the case of an Event of Default of the nature specified in clause (i) above; automatically in the case of an Event of Default pursuant to clauses (ii) or (iii) above; and at the option of the Majority Holders in the case of an Event of Default pursuant to clause (iv) above, be immediately due, payable and collectible by Holder pursuant to applicable law. Subject to the foregoing, Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently. In

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addition, at any time or times during which an Event of Default shall then exist or upon the maturity of this Note, the interest rate under this Note shall be equal to the lesser of: (i) eighteen percent (18%) per annum; or (ii) the maximum rate of interest permitted by applicable law, and shall be due and payable ON DEMAND.

         3. SECURITY. The Company's obligations hereunder shall be secured by a first priority security interest in and upon the "Collateral" (as defined in the Security Agreement) of the Company. The Company agrees to execute and deliver to the Holder in form and substance reasonably satisfactory to Holder, a security agreement, financing statement and such other documents as may be reasonably necessary to perfect Holder's security interest.

         4. PREPAYMENT. The Company may not prepay this Note in whole or in part at any time without the prior written consent of the Majority Holders. In recognition of Holder's conversion rights pursuant to Section 5 hereof, such consent may be withheld in the sole discretion of the Majority Holders.

         5. CONVERSION.

                  5.1 VOLUNTARY CONVERSION. The Holder of this Note has the right, at the Holder's option, at any time prior to payment in full of the principal balance of this Note, to convert the outstanding principal under this Note, in accordance with the provisions of Section 5.2 hereof, in whole or in part, but in denominations of not less than Ten Thousand Dollars ($10,000) (unless the entire principal balance of this Note is being converted), into fully paid and nonassessable shares of Common Stock of the Company. Subject to
Section 7 below, the number of shares of Common Stock into which the outstanding principal of this Note may be converted ("Conversion Shares") shall be determined by dividing the principal amount for which conversion is requested by the Conversion Price (as defined below) in effect at the time of such conversion. The initial "Conversion Price" shall be [$.0___].

                  5.2 CONVERSION PROCEDURE. Before the Holder shall be entitled to convert this Note into shares of Common Stock, it shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the Note, and shall state therein the name or names in which the certificate for shares of Common Stock are to be issued. A closing for such conversion shall be held at the offices of the Company on the fifth business day following the date of deposit of the notice in the mail or such other date mutually acceptable to the Holder and the Company. At such closing the Company shall issue and deliver to the Holder of this Note a certificate or certificates (bearing such legends as are required under applicable state and federal securities laws in the opinion of counsel to the Company) for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a check made payable to the Holder in the amount of any accrued interest on the principal amount converted to the date of such conversion, and the Holder shall surrender this Note. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of mailing of Holder's written notice of exercise (the "Effective Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

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                  5.3 MECHANICS OF CONVERSION. No fractional shares of Common
Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted. If the conversion is for less than the entire outstanding principal balance of this Note, then the Company shall issue a replacement Note to the Holder representing the unconverted principal balance.

         6. CONVERSION PRICE ADJUSTMENTS.

                  6.1 ADJUSTMENTS FOR SUBDIVISION, DIVIDENDS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. If the Company shall at any time or from time to time after the date that this Note is issued (the "Original Issue Date") effect a combination or consolidation of the outstanding Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event the Company shall declare or pay any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common Stock, into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased. Such adjustment shall take place (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend and (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted as of the time of actual payment of such dividend.

                  6.2 ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holder of the Note shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company that it would have received had its Note been converted for Common Stock on the date of such event and had it thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the Holder or with respect to such other securities by their terms.

                  6.3 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Note is changed into the same or a different number of shares of any class or

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classes of stock, whether by recapitalization, reclassification or otherwise
(other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event the Holder shall have the right thereafter to convert this Note for the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which this Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

         6.4 SALE OF SHARES BELOW CONVERSION PRICE.

                  6.4.1 If at any time or from time to time the Company issues or sells, or is deemed by the express provisions of this subsection 6.4.1 to have issued or sold, Additional Shares of Common Stock (as defined herein), other than as provided in Sections 6.1 through 6.3 above, for an Effective Price (as defined herein) less than the then effective Conversion Price, then and in each such case the then existing Conversion Price shall be reduced as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock Deemed Outstanding (as defined herein) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration Received (as defined herein) by the Company for the total number of Additional Shares of Common Stock so issued could purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of this paragraph, the number of shares of Common Stock Deemed Outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually "Outstanding," (B) the number of shares of Common Stock into which then outstanding Notes could be exercised if fully exercised on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                  6.4.2 For the purpose of making any adjustment required under this Section 6.4, the consideration received by the Company from any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined herein) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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                  6.4.3 For the purpose of the adjustment required under this
Section 6.4, if the Company issues or sells any rights or options for the purchase of, stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof, provided that, if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further, that, if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that, if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provide Securities, provided that such readjustment shall not apply to prior exercises of the Note.

                  6.4.4 "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6.4,

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whether or not subsequently reacquired or retired by the Company, other than (A)
shares of Common Stock issued upon exercise of this Note or any of the Notes;
(B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise or conversion, as applicable, of options, warrants or convertible securities outstanding as of the Original Issue Date and (D) shares of Common Stock issued in a Qualified Offering. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 6.4, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 6.4, for such Additional Shares of Common Stock. The term "Qualified Offering" shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (whether for the account of the Company or for the account of one or more stockholders of the Company) to the public at an aggregate offering price of not less than fifteen million dollars ($15,000,000).

                  6.5 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note; provided, however, that no adjustment need be made hereunder until the cumulative affect of such adjustment to the Conversion Price is at least $.005.

         7. ASSIGNMENT. Subject to the restrictions on transfer or assignment set forth in the Note Purchase Agreement, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         8. NOTICES. All notices, requests, consents and other communications hereunder to any party, shall be deemed to be sufficient if in writing and contained (i) delivered in person, (ii) delivered and received by telex, telecopier, telegram, if a confirmatory mailing in accordance herewith is also made, (iii) duly sent by registered mail return receipt requested and postage prepaid or (iv) duly sent by overnight delivery service, addressed to such party at the address set forth in the Note Purchase Agreement. All such notices and communications shall be deemed to have been received: (i) at the time personally (including delivery by telex, telecopier and telegram), (ii) three days after mailed to the foregoing persons at the addresses set forth above; (iii) the next day when sent by overnight delivery service; provided that rejection or other refusal

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to accept or inability to deliver because of changed address for which no notice has been received shall also constitute receipt.

         9. NO STOCKHOLDER RIGHTS. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.


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         IN WITNESS WHEREOF, the Company has caused this Note to be issued this
____ day of ________________, 2003.

                                                     theglobe.com, inc.


                                                     By:________________________

                                                     Its:_______________________


Name of Holder: ____________________________

Address:        ____________________________

                ____________________________

                ____________________________

Taxpayer ID#:   ____________________________

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                              NOTICE OF CONVERSION

                 (To Be Signed Only Upon Conversion of the Note)


TO:      theglobe.com, inc.

         -----------------------------------
         Fort Lauderdale, Florida 33301

         The undersigned, the Holder of the foregoing Note, hereby elects to convert $_____________ of the unpaid principal amount of such Note into shares of Common Stock of theglobe.com, inc., and requests that the certificate for such shares be issued in the name of ___________________.

Dated: __________________________, 200__.



                                     --------------------------------------
                                           (Signature must conform in
                                         all respects to name of Holder
                                      as specified on the face of the Note)


                                     --------------------------------------
                                                    (Address)

                                     --------------------------------------

                                     --------------------------------------

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